As filed with the Securities and Exchange Commission on June 5, 2015

Registration No. 333-151812

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cott Corporation

(Exact name of Registrant as specified in its charter)

Canada	98-0154711
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V 1H6
5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Cott Corporation Executive Investment Share Purchase Plan (2008 Restatement)

(Full title of the plan)

Marni Morgan Poe

Vice President, General Counsel and Secretary

Cott Corporation

5519 West Idlewild Avenue

Tampa, Florida, United States 33634

(813) 313-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

H. John Michel, Jr.

Matthew H. Meyers

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

(215) 988-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-151812) (the “Registration Statement”) of Cott Corporation (the “Company”), which was filed with the Securities and Exchange Commission on June 20, 2008. The Registration Statement registered common shares and plan interests for issuance pursuant to the Cott Corporation Executive Investment Share Purchase Plan (2008 Restatement) (the “Plan”). The Plan has terminated, and all rights to purchase shares under the Plan have been exercised or have expired.

This Amendment is being filed for the sole purpose of terminating the Registration Statement and deregistering any unissued securities previously registered under the Registration Statement and issuable under the Plan. The Company hereby removes from registration any and all unissued common shares and plan interests registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-151812 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 5, 2015.

COTT CORPORATION

By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary